Exhibit (c)(3)

HOULIHAN LOKEY

Project Legend

PRELIMINARY DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE

JULY 14, 2022

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Table of Contents Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 2

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 4. Disclaimer 40

Executive Summary

Situation Overview

- Stealth BioTherapeutics Corp (NasdaqGM:MITO) ("Stealth" or the "Company") is a clinical-stage biotechnology company focused on the development and commercialization of novel therapies for diseases involving mitochondrial dysfunction.
  - Stealth is incorporated in the Cayman Islands with a market capitalization of approximately $15.2[1] million.
- On June 24, 2022 the Board of Directors of Stealth received a preliminary non-binding proposal letter (the "Proposal Letter") from Morningside Ventures (I) Investments Ltd. (collectively with its affiliates, "Morningside") and J. Wood Capital Advisors LLC ("J. Wood Capital") to acquire all outstanding ordinary shares (the "Shares") of the Company not already beneficially owned by Morningside, including Shares represented by American Depository Shares of the Company (the "ADSs", each representing 12 Shares), in a going private transaction for $0.026 per Share or $0.313 per ADS (the "Proposal Price") in cash (the "Proposal").
  - The Proposal Price represents a premium of approximately 12.2% and 8.7% to the 1-day closing price and 10-day VWAP, respectively, for the period prior to announcement of the Proposal.
  - Morningside owns approximately 64.9% of the Company's outstanding shares (and 63.4% on a fully diluted as-if converted basis)[2].
    - Morningside additionally provided the Company with a total of $65 million through a Development Funding Agreement which will result in aggregate repayments over a 7-year time frame of (i) $149 million upon first orphan approval or (ii) 27% IRR upon the second approval. The book value of the associated liability is $65.6 million.

Morningside Ownership Summary

(ADS equivalents in millions)

	Morningside [3]	Other	Total
Outstanding ADS Equivalents	47.9	25.9	73.8
Percentage	64.9%	35.1%	100.0%
Dilutive Securities			
Unvested RSA	-	1.3	1.3
Percentage	-	100.0%	100.0%
Warrants [2]	18.7	4.9	23.6
Percentage	79.4%	20.6%	100.0%
Options [2]	0.1	6.4	6.4
Percentage	0.8%	99.2%	100.0%
Total As-If Converted Dilutive Securities [2]	18.8	12.5	31.3
Percentage	60.0%	40.0%	100.0%
Total As-If Converted ADS Equivalents [2]	66.7	38.4	105.1
Percentage	63.4%	36.6%	100.0%

No shareholder other than Morningside owns more than 2% of outstanding ADS equivalents

>99% of outstanding warrants and options are out-of-the-money based on the Proposal Price of $0.313 per ADS

1. As of 7/12/2022, based on public trading price.
2. Does not consider net dilutive impact from treasury method.
3. Includes ADS equivalents held by affiliates of Morningside (i) ~1.6 million ADS equivalents outstanding held by Equal Talent Investments Limited, (ii) ~3.2 million ADS equivalents outstanding held by Season Pioneer Investments Limited, and (iii) ~0.1 million ADS equivalents outstanding held by Golwyn Capital Appreciation Limited. Each ADS represents 12 ordinary shares

Source: Company management, public filings, Capital IQ, Bloomberg.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 4

Executive Summary

Selected Considerations – Per Company Management

Liquidity Considerations		❖ Current cash balance of $28.8 million as of 6/30/2022 ❖ Company management expects monthly cash burn of approximately $4.0 - $4.5 million and expects to fully deplete its existing cash balance by year end ❖ Additionally, the Company's debt agreement with Horizon ($15 million principal amount outstanding) contains a negative covenant for a minimum cash balance of $7.5 million. Company management expects to be in violation of this covenant in Q3/Q4 2022 ❖ Company management estimates a minimum of $40.0 million of additional financing is required to commercialize its first indication (Barth) ❖ In the Company's fiscal year 2021 audit, Deloitte raised substantial doubt about the ability of the Company to continue as a going concern due to recurring losses from operations since inception, expectation of continuing operating losses for the foreseeable future, and potential inability to remain in compliance with certain financing covenants required under the venture loan and security agreement ❖ Per Company management, as further detailed below, the Company has largely been unsuccessful in raising financing from parties other than Morningside
Selected Recent Financing Efforts[1]	**Early 2020 Efforts**	❖ In early 2020, the Company engaged Cantor Fitzgerald ("Cantor") to identify potential PIPE investors. Cantor reached out to both potential strategic and financial investors which was not successful ❖ Morningside ultimately invested $20 million in a PIPE transaction in April 2020 at a then-current market price
	Development Funding Agreement with Morningside[2]	❖ In 2019, the Company held discussions with a large specialty pharmaceutical company for a potential development funding agreement. Its private equity sponsor did not move forward with the investment after conducting due diligence ❖ The Company retained H.C. Wainwright to market a similar development funding arrangement more broadly which did not result in 3rd party interest ❖ On October 2020, the Company entered into a Development Funding Agreement with Morningside ("DFA"), which had a similar structure to the one negotiated previously with the aforementioned pharmaceutical company. Key terms included: ➢ Up to $70 million of funding. Currently, $65 million of funding has been provided (all of which from Morningside) ➢ Economics to Morningside include, assuming full funding, (i) $160 million aggregate payment upon first regulatory approval and (ii) return equal to 27% IRR, in the aggregate, upon second regulatory approval. Additionally, warrants were issued to Morningside in connection with the DFA for each tranche funding ➢ DFA included repayment provisions ranging from 100% - 300% of funded amount based on certain events (liquidation, change of control, etc.)
	2022 Efforts	❖ The Company completed an equity financing to raise ~$3.5 million from Armistice Capital and ~$5.0 million from Morningside in April 2022. Armistice Capital subsequently sold all or most of its ADSs (except for warrants received in the financing)

1. Selected recent financing efforts are not intended to be a comprehensive list of the Company's financing efforts.
2. Represents simplified overview of terms of the DFA and not intended to represent full detail.

Source: Company management, public filings.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 5

Executive Summary

Selected Considerations – Per Company Management (cont.)

NASDAQ Delisting Notice and Potential Related Considerations

- The Company received a delisting notice from Nasdaq on July 7, 2022, informing the Company that it is scheduled to be delisted on July 18, 2022 unless an appeal is filed (Company was previously notified in January 2022)
- The Company's ADS can remain listed until mid or end of August while going through the Nasdaq appeal and hearing process. According to Company management, the only temporary solution is to convert the DFA to common shares, which would require the approval of Morningside, and likely result in the Company facing another delisting notice later in 2022
  - Per Company management, the Company does not currently have enough remaining authorized shares to effectuate a conversion of the DFA or raise sufficient 3rd party equity
- Company management views the delisting as a potential default to the DFA, triggering repayment equal to 300% of funded amount ($65 million) representing a repayment of $195 million. A potential default of the DFA and/or default under the Company's debt agreement from the delisting may potentially accelerate repayment of $15 million of debt, a prepayment penalty of ~$0.5 million and an additional $0.9 million final payment

Historical Debt & Equity Financing Following IPO[1]

(dollars in millions)

	Debt/DFA Financing		Equity Financing	
	Morningside	3rd Party	Morningside	3rd Party [2]
2020	$20.0	--	$20.0	$3.4
2021	45.0	15.0	--	9.0
YTD 2022	--	--	5.0	3.5
Total	**$65.0**	**$15.0**	**$25.0**	**$15.9**

→ *Morningside represents approximately 74% of capital raised*

1. Based on press releases from the Company, public filings and an overview of recent financings per Company management. Does not include impact of pre-IPO convertible notes issuance or debt discounts.
2. Represents net proceeds from equity issuances in 2020 and 2021, per public filings.

Source: Company management, public filings.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 6

Summary of Stock Price Performance

Prior to Announcement of Proposal[1]

Stock Price Performance | IPO to Announcement of Proposal[1]



Closing ADS Price ($)
Daily Volume (millions)
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
250.0
200.0
150.0
100.0
50.0
0.0
12/20/19: Reported Phase 3 trial for PMM failed to meet primary endpoints
10/10/19: Announced entry into an option agreement with Alexion to co-develop for PMM treatment
Jul-19 Sep-19 Nov-19 Jan-20 Mar-20 May-20 Jul-20 Sep-20 Nov-20 Jan-21 Mar-21 May-21 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22
Daily Trading Volume
MITO Closing ADS Price

Stock Price Performance | 2020 to Announcement of Proposal[1]



Closing ADS Price ($)
Daily Volume (millions)
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
250.0
200.0
150.0
100.0
50.0
0.0
3/3/20: Reported FDA grant of Rare Pediatric Disease designation for Barth treatment
5/18/21: Announced alignment with FDA on a randomized withdrawal trial for Barth, which preserved a near-term path for NDA submission
11/4/20: Announced entry into DFA with Morningside
10/20/21: Announced FDA refused to file NDA for Barth
5/2/2022: Reported phase 2 trial for dAMD failed to meet primary endpoints
4/13/20: Announced completion of $20mm PIPE with Morningside
Jan-20 Mar-20 May-20 Jul-20 Sep-20 Nov-20 Jan-21 Mar-21 May-21 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Jun-22
Daily Trading Volume
MITO Closing ADS Price

1. June 24, 2022 represents the last full trading day prior to receipt and announcement of the Proposal on 6/27/2022.
Source: Company management, public filings, Capital IQ.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION
HOULIHAN LOKEY | 7

Summary of Stock Price Performance Following Announcement of Proposal1 Closing Share Prices and Daily Volume Since Announcement of Proposal1 (dollars in actuals) ADS Price (USD) Daily Volume (millions) $0.40 1.6 Proposal Price per ADS: $0.313 $0.30 $0.27 $0.26 1.2 $0.26 $0.25 $0.25 $0.25 $0.23 $0.24 $0.23 $0.22 $0.20 $0.20 0.8 $0.10 0.4 $0.00 0.0 6/27 6/28 6/29 6/30 7/1 7/5 7/6 7/7 7/8 7/11 7/12 Daily Trading Volume Closing Price Proposal Price per ADS Intraday Trading Activity Since Announcement of the Proposal1 (dollars in actuals) 15.4% 14.8% 14.3% Proposal Price per ADS: $0.313 13.0% 11.4% 11.5% 6.2% 6.3% 6.2% 0.7% 0.2% 0.0% $0.20- $0.21- $0.22- $0.23- $0.24- $0.25- $0.26- $0.27- $0.28- $0.29- $0.30- $0.31- $0.21 $0.22 $0.23 $0.24 $0.25 $0.26 $0.27 $0.28 $0.29 $0.30 $0.31 $0.32 1. Proposal was announced on June 27, 2022. Represents information through July 12, 2022. Source: public filings, Bloomberg, Capital IQ. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 8

Executive Summary

Proposal Overview

Summary of Proposal Value

(ADS and dollars in millions, except per ADS values)

Selected Proposal Information	
Proposed Price per ADS	**$0.313**
ADS Equivalents Outstanding [1]	73.8
Dilutive ADS Equivalents [2]	1.3
Fully Diluted ADS Equivalents Outstanding	75.1
Implied Proposal Equity Value	**$23.5**
Debt [3]	15.0
Development Funding Agreement Liability [4]	65.6
Cash and Cash Equivalents [5]	(28.9)
Implied Proposal Enterprise Value	**$75.2**

Implied Premiums to Unaffected Historical Closing ADS Trading Prices

(dollars per ADS in actuals)

Unaffected Trading Period As of 6/24/2022 [6]	Average Closing / Closing ADS Price [5]	Proposal Premium/(Discount)
1-Day Closing	$0.28	12.2%
5-Day Average Closing	$0.30	26.4%
10-Day Average Closing	$0.29	7.3%
30-Day Average Closing	$0.26	20.1%
Average Closing Since 5/2/2022 [7]	$0.25	22.8%

1. As of 6/30/2022, per Company management. Each ADS represents twelve ordinary shares.
2. Includes (i) ADS equivalent of ~1.3 million unvested restricted stock awards, (ii) the net dilutive impact of an ADS equivalent of ~6.4 million outstanding options based on the treasury method, and (iii) the net dilutive impact of an ADS equivalent of ~23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares.
3. Represents principal amount of outstanding debt per Company management.
4. Represents liability associated with the development funding agreement with Morningside as of 3/31/2022. Delisting from Nasdaq may trigger repayment of the DFA equal to 300% of funded amount or $195 million.
5. As of 6/30/2022, per Company management.
6. Represents the last full trading day prior to receipt and announcement of the Proposal on 6/27/2022.
7. On May 2, 2022, the Company announced that the phase II trial for dAMD failed to meet primary endpoints.

Sources: Company management, public filings, Capital IQ.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION
HOULIHAN LOKEY | 9

Executive Summary

Overview of Illustrative Observed M&A Premiums

1-Day Prior Median Acquisition Premiums



19.9%
17.9%
25.3%
27.7%
47.1%
All 13E-3 Transactions
Cayman Incorporated 13E-3
All U.S.-Listed M&A
U.S.-Listed Micro-Cap M&A
U.S.-Listed Biotech & Pharma M&A

1-Month Prior Median Acquisition Premiums



27.4%
28.1%
29.6%
29.1%
57.2%
All 13E-3 Transactions
Cayman Incorporated 13E-3
All U.S.-Listed M&A
U.S.-Listed Micro-Cap M&A
U.S.-Listed Biotech & Pharma M&A

		Description of Group	Base Criteria
13E-3 Transactions	All 13E-3 Transactions	▪ Represents 73 transactions since 2017 that include the filing of a Form 13E-3	▪ Target listed on NYSE or Nasdaq exchanges ▪ Change of control transaction or controller-initiated take-private ▪ 1-day prior premiums between 0% and 100%
13E-3 Transactions	Cayman Incorporated 13E-3 Transactions	▪ Represents 16 transactions since 2017 that include the filing of a Form 13E-3 with a target incorporated in the Cayman Islands	
U.S.-Listed M&A	All U.S.-Listed M&A	▪ Represents 817 transactions since 2017	
U.S.-Listed M&A	U.S.-Listed Micro-Cap M&A	▪ Represents 78 transactions since 2017 that include targets with implied equity values of less than $100 million	
U.S.-Listed M&A	U.S.-Listed Biotechnology & Pharmaceutical M&A	▪ Represents 71 transactions since 2017 that include targets with primary operations in biotechnology or pharmaceuticals	

Note: Illustrative only. Provided solely for informational purposes.
Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior.
Source: Thomson Reuters, Capital IQ.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION
HOULIHAN LOKEY | 10

Executive Summary

Summary of Illustrative Observed Premiums in 13E-3 Transactions

1-Day Prior Median Acquisition Premiums by Year
All 13E-3 Transactions



Aggregate
1st Quartile 13.8%
Median 19.9%
Mean 29.3%
3rd Quartile 44.4%
18.1%
28.5%
18.4%
30.8%
15.7%
37.5%
10
14
15
19
11
4
2017
2018
2019
2020
2021
YTD 2022 [1]

1-Month Prior Median Acq. Premiums by Year
All 13E-3 Transactions



Aggregate
1st Quartile 14.0%
Median 27.4%
Mean 34.6%
3rd Quartile 51.2%
22.0%
32.4%
32.3%
41.9%
23.4%
40.5%
10
14
15
19
11
4
2017
2018
2019
2020
2021
YTD 2022 [1]

1-Day Prior Median Acquisition Premiums by Year
By Country of Incorporation



Aggregate (Only Cayman Incorporated)
1st Quartile 14.9%
Median 17.9%
Mean 24.1%
3rd Quartile 32.7%
17.7%
18.9%
87.6%
50.2%
28.3%
NA
16.6%
18.4%
49.9%
18.1%
34.9%
50.1%
23.6%
13.9%
15.7%
NA
37.5%
NA
3
6
1
1
13
2
11
2
9
7
3
1
7
3
4
2017
2018
2019
2020
2021
YTD 2022 [1]
Cayman
U.S.
Other

1-Month Prior Median Acq. Premiums by Year
By Country of Incorporation



Aggregate (Only Cayman Incorporated)
1st Quartile 16.5%
Median 28.1%
Mean 36.0%
3rd Quartile 44.4%
16.4%
22.0%
87.1%
76.8%
18.6%
NA
32.9%
32.3%
23.3%
26.3%
41.9%
58.4%
37.8%
22.3%
42.9%
NA
40.5%
NA
3
6
1
1
13
2
11
2
9
7
3
1
7
3
4
2017
2018
2019
2020
2021
YTD 2022 [1]
Cayman
U.S.
Other

Note: Illustrative only. Provided solely for informational purposes.
1. YTD 2022 is as of July 2022 and includes 4 pending transactions.
Source: Capital IQ.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 11

Executive Summary Summary of Illustrative Observed Premiums in 13E-3 Transactions (cont.) Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry All 13E-3 Transactions All 13E-3 Transactions (dollars in millions) 44.2% 43.5% 42.9% 49.9% 49.0% 41.1% 29.9% 37.4% 34.0% 28.5% 29.9% 21.4% 19.1% 19.9% 22.5% 21.6% 16.6% 20.1% 20.0% 19.8% 13.0% 13.5% 1.6% 8.5% 11 24 10 27 1 6 4 9 9 11 13 21 $0- $100- $500- $1,000- > $10,000 Life Sciences Health Care Technology Financials Energy Consumer Other $100 $500 $1,000 $10,000 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry Cayman Incorporated 13E-3 Transactions Cayman Incorporated 13E-3 Transactions (dollars in millions) 59.9% 41.6% 37.8% 44.2% 34.2% 33.8% 26.3% 30.9% 23.6% 27.0% 26.3% 20.7% 18.1% 16.8% 16.8% 16.4% 18.2% 14.5% 13.2% 9.9% 3 4 2 7 1 1 2 1 NA NA 6 5 $0- $100- $500- $1,000- Life Sciences Health Care Technology Financials Energy Consumer Other $100 $500 $1,000 $10,000 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Illustrative only. Provided solely for informational purposes. Source: Capital IQ. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 12

Executive Summary Illustrative Premiums / (Discounts) to Historical ADS Prices & Aggregate Consideration Implied Premiums / (Discounts) of Illustrative Proposal Prices to Historical ADS Prices (dollars in actuals) Illustrative Proposal Price per ADS $0.313 $0.350 $0.375 $0.400 $0.425 $0.450 $0.475 $0.500 $0.525 $0.550 $0.575 $0.600 $0.625 Premium to Proposal Price 11.8% 19.8% 27.8% 35.8% 43.8% 51.8% 59.7% 67.7% 75.7% 83.7% 91.7% 99.7% Unaffected Trading Period Average Closing / as of 6/24/2022 [1] Closing ADS Price [2] 1-Day Closing $0.28 12.2% 25.4% 34.4% 43.4% 52.3% 61.3% 70.3% 79.2% 88.2% 97.1% 106.1% 115.1% 124.0% 5-Day Average Closing $0.30 5.6% 18.1% 26.5% 35.0% 43.4% 51.8% 60.3% 68.7% 77.1% 85.6% 94.0% 102.4% 110.9% 10-Day Average Closing $0.29 7.3% 20.0% 28.5% 37.1% 45.7% 54.2% 62.8% 71.4% 79.9% 88.5% 97.1% 105.7% 114.2% 30-Day Average Closing $0.26 20.1% 34.3% 43.9% 53.5% 63.1% 72.7% 82.3% 91.9% 101.5% 111.1% 120.7% 130.2% 139.8% Average Closing Since 5/2/2022 [3] $0.25 22.8% 37.4% 47.2% 57.0% 66.8% 76.6% 86.4% 96.2% 106.1% 115.9% 125.7% 135.5% 145.3% Implied Aggregate Consideration to Unaffiliated Shareholders at Illustrative Proposal Prices (dollars in millions, except per ADS values) Illustrative Proposal Price per ADS $0.313 $0.350 $0.375 $0.400 $0.425 $0.450 $0.475 $0.500 $0.525 $0.550 $0.575 $0.600 $0.625 Premium to Proposal Price 11.8% 19.8% 27.8% 35.8% 43.8% 51.8% 59.7% 67.7% 75.7% 83.7% 91.7% 99.7% Illust. Consideration to Unaffiliated Holders [4] $8.5 $9.5 $10.2 $10.9 $11.6 $12.3 $12.9 $13.6 $14.3 $15.0 $15.7 $16.3 $17.1 Incremental Consideration Required [5] $1.0 $1.7 $2.4 $3.1 $3.7 $4.4 $5.1 $5.8 $6.5 $7.1 $7.8 $8.5 Note: Illustrative only. Provided solely for informational purposes. 1. Represents the last full trading day prior to receipt and announcement of the Proposal on 6/27/2022. 2. Per Capital IQ 3. On May 2, 2022, the Company announced that the phase II trial for dAMD failed to meet primary endpoints. 4. Calculated utilizing ADS equivalents and dilutive securities held by parties other than Morningside. Based on (i) 25.9 million outstanding ADS equivalents, (ii) ADS equivalent of 1.3 million unvested restricted stock awards, (iii) the net dilutive impact of an ADS equivalent of 6.4 million outstanding options based on the treasury method, (iv) the net dilutive impact of an ADS equivalent of 4.9 million outstanding warrants based on the treasury method, held by unaffiliated shareholders, per Company management. Each ADS represents 12 ordinary shares. 5. Represents the incremental investment required by Morningside at the corresponding illustrative Proposal price per ADS in excess of the Proposal Price of $0.313 per ADS. Sources: Capital IQ, public filings, Company management. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 13

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 4. Disclaimer 40

Overview of Preliminary Probability Adjusted Financial Projections

Company management provided financial projections, which included Company management's estimates of the probability of success for each of the five indications, Barth, nPMM, DMD, dAMD, and SBT272

Based on discussions with Company management, Company management financial projections were adjusted to reflect Company management's estimates of the probability of success of each indication, as follows:

- Revenue, cost of goods sold and commercial expenses, on a per indication basis, were adjusted based on probabilities of success as provided by Company management
  - For most of the indications, receipt of upfront license payments were spread across multiple payments for each indication based on different milestones. For conservative purposes, a success probability of 100% was assigned to each of the first upfront payments for each indications if milestone based
  - Company management estimates a 75% probability of receipt of the pediatric review voucher ($100 million) if Barth is successful. As such, a success probability of 30% is utilized for the pediatric review voucher (75% x 40% success probability for Barth)
- For general & administrative expenses, Company management indicated the expected amount for 2022 reflects the minimum level to continue operating the business. As such and for conservative purposes, G&A assumed to grow at inflationary growth rate of 2% per year
- For research & development expenses, Company management indicated the levels included in the forecast are highly likely to be incurred regardless of the outcome of trials throughout the forecast. This is largely due to, among other factors, the expenses relating to trial costs and the most expensive development efforts relating to dAMD which is expected to launch in 2032. For conservative purposes, the R&D expenses in the probability adjusted forecast are reduced by 10% after Barth's expected launch date
- dAMD is the last expected commercialized indication with an expected launch date in 2032. Based on the probabilities provided, there is an 18% probability that no indications are successfully developed. As such, expected R&D and G&A in 2032-2043 includes a scenario with $0 expenses at an 18% probability

Selected Key Assumption by Indication per Company Management

	Barth Syndrome	nPMM	DMD	dAMD	SBT272
Probability of Success	40%	57%	17%	9%	10%
US Launch Date	1Q 2024	4Q 2025	1Q 2029	1Q 2032	1Q 2029
US Patient Size and Growth[1]	800 (2% p.a.)	3,200 (2% p.a.)	15,000 (2% p.a.)	1,000,000 (2% p.a.)	10,000 (2% p.a.)
US Market Capture Rate	35%	15%	25%	10%	20%
Patent / Generic Price per Patient per Year	$500,000 / $50,000	$500,000 / $50,000	$500,000 / $50,000	$10,000 / $3,000	$500,000 / $50,000
Patent Expiration	1Q 2031	1Q 2031	1Q 2031	2Q 2042	3Q 2043
US Ramp Years	5 Years	5 Years	5 Years	7 Years	5 Years
EU/Int'l Market Size as % of US Revenues	30%	15%	30%	40%	30%
EU/Int'l Launch Date	1Q 2025	4Q 2027	3Q 2030	3Q 2033	3Q 2030
EU/Int'l Royalty Rate	8%	8%	8%	10%	8%

1. Based on market assessment in 2021, per Company management.
Source: Company management

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 15

Selected Projected Financial Information Probability Adjusted | Revenue, Cost of Goods Sold and Commercial Expenses (dollars in millions) Fiscal Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E 2043E 2044E BARTH - 40% Prob. Adjusted [1] Product Revenue $6.2 $14.6 $24.7 $35.9 $46.2 $56.7 $60.8 $17.4 $0.7 $0.2 $0.0 $0.0 $0.0 Licensing Upfront 0.5 0.2 Licensing 0.4 0.6 0.9 1.1 1.4 1.5 0.4 0.0 0.0 0.0 0.0 0.0 Pediatric Review Voucher [2] 30.0 BARTH Revenue $0.5 $36.4 $14.9 $25.3 $36.8 $47.3 $58.1 $62.3 $17.8 $0.7 $0.2 $0.0 $0.0 $0.0 Cost of Goods Sold [3] (0.2) (0.4) (0.6) (1.1) (1.7) (2.8) (3.3) (0.9) (0.0) (0.0) (0.0) (0.0) (0.0) Commercial Expenses [4] (3.5) (10.2) (12.1) (10.7) (10.0) (9.2) (8.5) (9.1) (2.6) (0.1) (0.0) (0.0) (0.0) (0.0) BARTH Contribution Margin $0.5 ($3.5) $26.0 $2.5 $14.0 $25.6 $36.4 $46.8 $49.8 $14.3 $0.5 $0.1 $0.0 $0.0 $0.0 nPMM - 57% Prob. Adjusted [1] Product Revenue $1.6 $21.1 $42.4 $69.0 $96.9 $122.8 $39.3 $1.5 $0.4 $0.1 $0.0 $0.0 Licensing Upfront 0.6 Licensing 0.2 0.8 1.2 1.5 0.5 0.0 0.0 0.0 0.0 0.0 nPMM Revenue $1.6 $21.1 $43.1 $69.8 $98.1 $124.2 $39.8 $1.6 $0.4 $0.1 $0.0 $0.0 Cost of Goods Sold [3] (0.0) (0.5) (1.3) (2.6) (4.8) (6.7) (2.1) (0.1) (0.0) (0.0) (0.0) (0.0) Commercial Expenses [4] (2.1) (12.4) (25.7) (28.3) (25.4) (23.7) (21.7) (10.4) (0.2) (0.1) (0.0) (0.0) (0.0) nPMM Contribution Margin ($2.1) ($10.9) ($5.1) $13.5 $41.8 $69.5 $95.9 $27.3 $1.3 $0.3 $0.1 $0.0 $0.0 DMD - 17% Prob Adjusted [1] Product Revenue $19.4 $45.8 $18.3 $0.8 $0.2 $0.0 $0.0 $0.0 Licensing Upfront 5.0 11.1 6.0 Licensing 0.0 0.0 0.0 0.0 DMD Revenue $5.0 $11.1 $19.4 $45.8 $18.3 $6.7 $0.2 $0.0 $0.0 $0.0 Cost of Goods Sold [3] (0.1) (0.2) (0.2) (0.0) (0.0) (0.0) (0.0) (0.0) Commercial Expenses [4] (3.9) (11.3) (13.5) (12.0) (11.2) (10.3) (7.0) (0.0) (0.0) DMD Contribution Margin $5.0 $7.2 $7.9 $32.1 $6.2 ($4.5) ($10.1) ($7.0) $0.0 $0.0 SBT 272 - 10% Prob Adjusted [1] Product Revenue $6.1 $14.4 $24.4 $35.4 $45.6 $55.9 $59.9 $62.4 $64.9 $67.5 $70.3 $73.1 $76.1 $79.2 $22.4 Licensing Upfront 5.0 2.5 4.0 4.0 Licensing 1.2 1.7 2.2 2.7 2.9 3.0 3.1 3.2 3.4 2.6 1.8 1.9 0.5 SBT 272 Revenue $5.0 $2.5 $10.1 $14.4 $25.5 $41.1 $47.8 $58.6 $62.8 $65.4 $68.0 $70.8 $73.6 $75.7 $77.9 $81.1 $22.9 Cost of Goods Sold [3] (0.0) (0.1) (0.2) (0.2) (0.3) (0.4) (0.4) (0.4) (0.4) (0.5) (0.5) (0.5) (0.5) (0.5) (0.3) Commercial Expenses [4] (1.8) (5.4) (6.4) (5.6) (5.3) (4.8) (4.4) (4.8) (5.0) (5.2) (5.4) (5.6) (5.8) (6.1) (6.3) (1.8) SBT 272 Contribution Margin $5.0 $2.5 ($1.8) $4.7 $7.9 $19.7 $35.6 $42.6 $53.8 $57.6 $59.9 $62.4 $64.9 $67.5 $69.4 $71.3 $74.2 $20.8 dAMD IVT - 9% Prob Adjusted [1] Product Revenue $5.8 $13.7 $23.3 $33.8 $43.5 $53.4 $57.2 $59.6 $62.0 $64.5 $21.8 $2.0 Licensing Upfront 25.0 2.7 2.7 4.5 10.8 Licensing 1.9 2.7 3.5 4.3 4.6 4.8 5.0 5.2 1.7 0.2 dAMD IVT Revenue $25.0 $2.7 $2.7 $10.3 $13.7 $35.9 $36.5 $47.0 $57.7 $61.8 $64.3 $66.9 $69.7 $23.5 $2.2 Cost of Goods Sold [3] (0.5) (1.2) (2.1) (3.0) (3.9) (4.7) (5.1) (5.3) (5.5) (5.7) (3.2) (0.7) Commercial Expenses [4] (1.9) (5.6) (6.6) (5.8) (5.5) (5.0) (4.5) (4.0) (3.6) (5.0) (5.2) (1.7) (0.2) dAMD IVT Contribution Margin $25.0 $2.7 $2.7 ($1.9) $4.2 $5.9 $28.0 $28.1 $38.2 $48.4 $52.8 $55.5 $56.5 $58.8 $18.6 $1.3 1. Represents revenues and variable costs adjusted by probability of success, provided by Company management. Certain upfront licensing revenue is not probability adjusted for conservative purposes. 2. Represents the potential sale of the Rare Pediatric Disease Priority Review Voucher received from FDA, pending on FDA approval of Barth. 3. Includes royalty payments to Cornell University. 4. Represents sales & marketing and certain medical affair costs. Source: Company management. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 16

Selected Projected Financial Information Probability Adjusted (dollars in millions) Fiscal Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E 2043E 2044E Product Revenue - - $6.2 $16.1 $45.8 $78.3 $115.2 $179.0 $243.8 $99.4 $44.2 $60.0 $79.3 $93.8 $105.9 $118.3 $124.8 $129.8 $135.1 $140.6 $100.9 $24.4 Licensing Upfront 0.5 35.2 - - 5.8 11.1 4.0 2.7 14.5 10.8 - -Licensing - - 0.4 0.6 1.0 1.9 2.5 2.9 2.1 1.7 2.2 4.5 5.6 6.5 7.4 7.8 8.1 7.6 7.0 3.6 0.7 Pediatric Review Voucher [1] - - 30.0 - - Revenues, Net [2] $0.5 $71.4 $16.5 $46.4 $85.1 $128.2 $185.6 $249.4 $101.4 $60.4 $62.2 $94.7 $99.4 $112.4 $125.7 $132.6 $138.0 $142.7 $147.6 $104.6 $25.1 Growth % NMF NMF -76.9% 181.4% 83.3% 50.7% 44.8% 34.4% -59.3% -40.5% 3.1% 52.2% 5.0% 13.1% 11.8% 5.5% 4.1% 3.4% 3.4% -29.1% -76.0% NMF Cost of Goods Sold [3] - - (0.2) (0.4) (1.1) (2.3) (4.3) (7.8) (10.3) (3.4) (0.9) (1.6) (2.4) (3.4) (4.3) (5.2) (5.5) (5.8) (6.0) (6.2) (3.7) (1.0) Gross Profit $0.5 $71.2 $16.1 $45.3 $82.7 $123.9 $177.8 $239.1 $98.0 $59.4 $60.6 $92.2 $96.0 $108.1 $120.5 $127.1 $132.2 $136.7 $141.3 $100.9 $24.1 Margin % 100.0% NMF 99.8% 97.6% 97.6% 97.2% 96.7% 95.8% 95.9% 96.6% 98.5% 97.5% 97.4% 96.6% 96.2% 95.9% 95.8% 95.8% 95.8% 95.8% 96.4% 96.1% NMF Commercial Expenses [4] (3.5) (12.2) (24.5) (36.4) (38.4) (40.3) (48.9) (50.7) (32.5) (22.4) (21.8) (17.3) (10.3) (10.0) (9.7) (9.4) (9.2) (10.8) (11.2) (8.1) (1.9) Research & Development [5] (40.0) (38.4) (42.3) (43.2) (49.8) (39.3) (57.5) (63.6) (55.0) (45.5) (33.3) (29.7) (25.9) (22.3) (21.8) (21.8) (21.6) (21.6) (23.0) (23.5) (21.1) (16.6) General & Administrative (20.2) (20.6) (21.0) (21.5) (21.9) (22.3) (22.8) (23.2) (23.7) (24.2) (20.3) (20.7) (21.1) (21.5) (22.0) (22.4) (22.8) (23.3) (23.8) (24.2) (24.7) (25.2) Depreciation & Amortization 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 Adjusted EBITDA ($59.6) ($62.4) ($4.3) ($73.0) ($62.7) ($17.2) $3.3 $42.1 $109.8 ($4.1) ($16.4) ($11.4) $28.0 $41.9 $54.4 $66.7 $73.3 $78.1 $79.2 $82.4 $47.0 ($19.6) Margin % NMF NMF -6.1% -442.5% -135.1% -20.3% 2.6% 22.7% 44.0% -4.1% -27.2% -18.4% 29.6% 42.2% 48.4% 53.1% 55.3% 56.6% 55.5% 55.8% 45.0% -78.1% NMF Growth % NMF NMF NMF NMF NMF NMF NMF 160.8% NMF NMF NMF NMF 49.5% 29.8% 22.6% 9.9% 6.6% 1.3% 4.1% -42.9% NMF NMF Depreciation & Amortization (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) Adjusted EBIT ($59.7) ($62.5) ($4.4) ($73.1) ($62.8) ($17.3) $3.2 $42.0 $109.8 ($4.2) ($16.5) ($11.5) $28.0 $41.8 $54.3 $66.6 $73.2 $78.0 $79.1 $82.3 $46.9 ($19.7) Margin % NMF NMF -6.2% -443.0% -135.3% -20.3% 2.5% 22.7% 44.0% -4.1% -27.3% -18.5% 29.5% 42.1% 48.3% 53.0% 55.2% 56.6% 55.4% 55.8% 44.9% -78.4% NMF Additional Financial Information Capital Expenditures $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 Change in Net Working Capital ($0.3) $1.1 $0.6 $0.8 ($3.8) ($4.9) ($0.8) ($11.8) ($11.0) $14.2 ($2.1) ($2.3) ($3.4) ($1.7) ($1.6) ($1.5) ($0.7) ($0.5) ($0.6) ($0.6) $7.2 $9.2 1. Represents the potential sale of the Rare Pediatric Disease Priority Review Voucher received from FDA, pending on FDA approval of Barth. 2. Represents revenues adjusted by probability of success, provided by Company management. Certain upfront licensing revenue is not probability adjusted for conservative purposes. 3. Includes royalty payments to Cornell University. 4. Represents sales & marketing and certain medical affair costs. 5. Per Company management, probability adjusted R&D expenses reflect a 10% reduction starting in 2025 (post expected Barth launch date). Source: Company management. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 17

Preliminary Discounted Cash Flow Analysis Probability Adjusted (dollars and ADS in millions, except per ADS values) Projected Fiscal Year Ending December 31, 2022E [1] 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E 2043E 2044E Revenues, Net [2] $0.5 $71.4 $16.5 $46.4 $85.1 $128.2 $185.6 $249.4 $101.4 $60.4 $62.2 $94.7 $99.4 $112.4 $125.7 $132.6 $138.0 $142.7 $147.6 $104.6 $25.1 Cost of Goods Sold [3] - - (0.2) (0.4) (1.1) (2.3) (4.3) (7.8) (10.3) (3.4) (0.9) (1.6) (2.4) (3.4) (4.3) (5.2) (5.5) (5.8) (6.0) (6.2) (3.7) (1.0) Commercial Expenses [4] (3.5) (12.2) (24.5) (36.4) (38.4) (40.3) (48.9) (50.7) (32.5) (22.4) (21.8) (17.3) (10.3) (10.0) (9.7) (9.4) (9.2) (10.8) (11.2) (8.1) (1.9) Research & Development [5] (21.2) (38.4) (42.3) (43.2) (49.8) (39.3) (57.5) (63.6) (55.0) (45.5) (33.3) (29.7) (25.9) (22.3) (21.8) (21.8) (21.6) (21.6) (23.0) (23.5) (21.1) (16.6) General & Administrative (9.9) (20.6) (21.0) (21.5) (21.9) (22.3) (22.8) (23.2) (23.7) (24.2) (20.3) (20.7) (21.1) (21.5) (22.0) (22.4) (22.8) (23.3) (23.8) (24.2) (24.7) (25.2) Depreciation & Amortization 0.0 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 Adjusted EBITDA ($30.5) ($62.4) ($4.3) ($73.0) ($62.7) ($17.2) $3.3 $42.1 $109.8 ($4.1) ($16.4) ($11.4) $28.0 $41.9 $54.4 $66.7 $73.3 $78.1 $79.2 $82.4 $47.0 ($19.6) Depreciation & Amortization (0.0) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) (0.1) Adjusted EBIT ($30.6) ($62.5) ($4.4) ($73.1) ($62.8) ($17.3) $3.2 $42.0 $109.8 ($4.2) ($16.5) ($11.5) $28.0 $41.8 $54.3 $66.6 $73.2 $78.0 $79.1 $82.3 $46.9 ($19.7) Taxes [6] - - Unlevered Earnings ($30.6) ($62.5) ($4.4) ($73.1) ($62.8) ($17.3) $3.2 $42.0 $109.8 ($4.2) ($16.5) ($11.5) $28.0 $41.8 $54.3 $66.6 $73.2 $78.0 $79.1 $82.3 $46.9 ($19.7) Depreciation & Amortization 0.0 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 Capital Expenditures (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) (0.3) Change in Net Working Capital 0.9 1.1 0.6 0.8 (3.8) (4.9) (0.8) (11.8) (11.0) 14.2 (2.1) (2.3) (3.4) (1.7) (1.6) (1.5) (0.7) (0.5) (0.6) (0.6) 7.2 9.2 Unlevered Free Cash Flows ($29.6) ($61.6) ($4.0) ($72.4) ($66.8) ($22.4) $2.3 $30.1 $98.5 $9.8 ($18.8) ($14.0) $24.4 $39.9 $52.5 $65.0 $72.3 $77.4 $78.3 $81.5 $53.9 ($10.6) Preliminary Cash and Cash Preliminary Implied Equivalents Debt DFA Implied Enterprise Value As of 6/30/2022 [7] As of 6/30/2022 [8] Liability [9] Equity Value Discount Rate 15.00% ($86.6) $28.9 ($15.0) ($65.6) ($138.3) 16.25% ($94.0) $28.9 ($15.0) ($65.6) ($145.7) 17.50% ($99.9) + $28.9 + ($15.0) + ($65.6) = ($151.6) 18.75% ($104.5) $28.9 ($15.0) ($65.6) ($156.2) 20.00% ($108.1) $28.9 ($15.0) ($65.6) ($159.8) Preliminary Implied Total Equity Value Reference Range $0.0 $0.0 Note: Prelim DCF analysis assumes Company is able to raise financing to continue development of Diluted ADS Equivalents Outstanding [10] 75.1 75.1 indications. Company management does not Preliminary Implied Per ADS Value Reference Range $0.00 $0.00 expect to be able to raise additional financing as a public company. Prelim DCF does not account for potential further dilution from future capital raises. Note: Present values as of 7/12/22; mid-year convention applied. 1. Represents a 6.0-month stub period. 2. Represents revenues adjusted by probability of success, provided by Company management. Certain upfront licensing revenue is not probability adjusted for conservative purposes. 3. Includes royalty payments to Cornell University. 4. Represents sales & marketing and certain medical affair costs. 5. Per Company management, probability adjusted R&D expenses reflect a 10% reduction starting in 2025 (post expected Barth launch date). 6. The Company currently has a balance of net operating loss carryforwards and is expected to generate additional loss carryforwards over the next several years. For conservative purposes, assumes Company is not a cash taxpayer in any year of the forecast. 7. As of 6/30/2022, per Company management. 8. Represents principal amount of outstanding debt per Company management. 9. Represents liability associated with the development funding agreement with Morningside. 10.Includes (i) 73.8 million ADS equivalents outstanding, (ii) ADS equivalent of 1.3 million unvested restricted stock awards, (iii) the net dilutive impact of an ADS equivalent of 6.4 million outstanding options based on the treasury method, and (iv) the net dilutive impact of an ADS equivalent of 23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares. Does not consider additional potential dilution from future financings. Source: Company management. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 18

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40

Weighted Average Cost of Capital Calculation

(dollars in millions)

Selected Company	Debt [1]	Preferred Stock [2]	Equity Market Value [3]	Total Capitalization [4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Equity Market Value	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
9 Meters Biopharma, Inc.	$0.0	$0.0	$58.1	$58.1	0.0%	0.0%	0.0%	0.0%	100.0%
Akouos, Inc.	0.0	0.0	135.4	135.4	0.0%	0.0%	0.0%	0.0%	100.0%
Allakos Inc.	0.0	0.0	232.6	232.6	0.0%	0.0%	0.0%	0.0%	100.0%
Allena Pharmaceuticals, Inc.	5.6	0.0	22.5	28.2	25.0%	20.0%	0.0%	0.0%	80.0%
Ampio Pharmaceuticals, Inc.	0.0	0.0	39.7	39.7	0.0%	0.0%	0.0%	0.0%	100.0%
BioCardia, Inc.	0.0	0.0	26.8	26.8	0.0%	0.0%	0.0%	0.0%	100.0%
Cardiff Oncology, Inc.	0.0	0.6	122.1	122.7	0.0%	0.0%	0.5%	0.5%	99.5%
Idera Pharmaceuticals, Inc.	0.0	0.0	25.9	25.9	0.0%	0.0%	0.0%	0.0%	100.0%
Immunic, Inc.	0.0	0.0	120.3	120.3	0.0%	0.0%	0.0%	0.0%	100.0%
Soleno Therapeutics, Inc.	0.0	0.0	23.9	23.9	0.0%	0.0%	0.0%	0.0%	100.0%
Tonix Pharmaceuticals Holding Corp.	0.0	0.0	44.4	44.4	0.0%	0.0%	0.0%	0.0%	100.0%
Median	$0.0	$0.0	$44.4	$44.4	0.0%	0.0%	0.0%	0.0%	100.0%
Mean	$0.5	$0.1	$77.4	$78.0	2.3%	1.8%	0.0%	0.0%	98.1%

Selected Company	Levered Beta [5]	Unlevered Beta [6]	Equity Risk Premium [7]	Size Premium [8]	Cost of Equity [9]	Cost of Debt [10]	Cost of Preferred Stock [11]	WACC [12]
9 Meters Biopharma, Inc.	0.83	0.83	6.25%	4.80%	13.4%	NA	NA	13.4%
Akouos, Inc.	0.66	0.66	6.25%	4.80%	12.3%	NA	NA	12.3%
Allakos Inc.	0.49	0.49	6.25%	4.80%	11.2%	NA	NA	11.2%
Allena Pharmaceuticals, Inc.	0.75	0.64	6.25%	4.80%	12.9%	9.0%	NA	11.6%
Ampio Pharmaceuticals, Inc.	1.52	1.52	6.25%	4.80%	17.7%	NA	NA	17.7%
BioCardia, Inc.	1.02	1.02	6.25%	4.80%	14.5%	NA	NA	14.5%
Cardiff Oncology, Inc.	1.81	1.80	6.25%	4.80%	19.5%	NA	4.0%	19.4%
Idera Pharmaceuticals, Inc.	0.73	0.73	6.25%	4.80%	12.7%	NA	NA	12.7%
Immunic, Inc.	1.66	1.66	6.25%	4.80%	18.5%	NA	NA	18.5%
Soleno Therapeutics, Inc.	1.04	1.04	6.25%	4.80%	14.6%	NA	NA	14.6%
Tonix Pharmaceuticals Holding Corp.	1.60	1.60	6.25%	4.80%	18.2%	NA	NA	18.2%
Median	1.02	1.02			14.5%	9.0%	4.0%	13.9%
Mean	1.10	1.09			15.1%	9.0%	4.0%	14.6%

Note: No company shown for comparative purposes is identical to the Company.
1. Debt amount based on recent public filing as of 7/12/2022.
2. Preferred stock amount as stated in most recent public filing as of 7/12/2022.
3. Equity market value based on closing price on 7/12/2022 and on reported fully-diluted shares as of 7/12/2022.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
5. Based on 2-year weekly beta per Bloomberg as of 7/12/2022.
*6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value)).*
7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
8. Duff & Phelps Cost of Capital Navigator ("Navigator").
*9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of 7/12/2022, based on 20-year U.S. Treasury Bond Yield.*
10. Based on selected company weighted average interest rate per most recent public filings.
11. Based on selected company weighted average preferred dividend per most recent public filings.
*12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock Total Capitalization). See next page for tax rate assumption.*
Sources: Bloomberg, Capital IQ, public filings.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 21

Weighted Average Cost of Capital Calculation (cont.) Market Capital Structure Cost of Equity for Assumptions Assumptions Computed WACC Risk-Free Rate of Return [1] 3.37% Market Stealth Market Stealth Equity Risk Premium [2] 6.25% Participant Cap Structure Participant Cap Structure Size Premium Decile 10b [3] 7.89% Debt to Total Capitalization [5] 0.0% 15.7% Selected Unlevered Beta [6] 1.02 1.02 Tax Rate [4] 26.00% Preferred Stock / DFA to Total Capitalization [5] 0.0% 68.5% Computed Levered Beta [7] 1.02 6.14 Equity Market Value to Total Capitalization [5] 100.0% 15.9% Cost of Equity Size Prem. Dec. 10b [8] 17.6% 49.6% Debt to Equity Market Value 0.0% 98.6% Preferred Stock / DFA to Equity Market Value 0.0% 430.9% Cost of Debt [5] NA 10.3% Cost of Preferred Stock / DFA [5] NA 14.1% Computed Weighted Average Cost of Capital Market Participant Capital Structure [9] 17.6% Computed Weighted Average Cost of Capital Stealth Capital Structure [9] 18.7% Check Selected Company Decile with MM and Trans Approaches Selected Weighted Average Cost of Capital Range 15.0% 20.0% 1. Risk Free Rate of Return as of 7/12/2022, based on 20-year US Government Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Navigator 4. Per Company management. 5. Stealth Specific calculations based on the Company’s capital structure as of 7/12/2022; cost of debt based on the nominal yield of the Company’s debt from Horizon; cost of preferred equity based scenario-based returns associated with the DFA liability. Market participant calculations based on review of corresponding metrics of selected comparable companies. 6. Based on review of selected companies’ unlevered betas. 7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions. 8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market and Company-specific Assumptions. 9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on “Cost of Equity for Computed WACC” and Market and Capital Structure Assumptions. Sources: Bloomberg, Capital IQ, public filings, Company management. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 22

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40

Public Market Observations

Trading Snapshot

Public Market Trading Overview

(ADS equivalents outstanding and dollars in millions, except per ADS values)

Public Market Enterprise Value Derivation	Unaffected Date [1] (6/24/2022)	Current Date (7/12/2022)
Closing ADS Price	$0.28	$0.20
ADS Equivalents Outstanding [2]	73.5	73.5
Dilutive ADS Equivalents [3]	1.3	1.3
Total Fully Diluted ADS Equivalents	74.8	74.8
Market Value of Equity	**$20.9**	**$15.2**
Debt [4]	15.0	15.0
Development Funding Agreement Liability [5]	65.6	65.6
Cash and Cash Equivalents [4]	(33.8)	(33.8)
Public Market Enterprise Value	**$67.6**	**$61.9**

Selected Market Information	Unaffected Date [1] (6/24/2022)	Current Date (7/12/2022)
10-Day Average Close Price [6]	$0.29	$0.23
1-Month Average Close Price [6]	$0.27	$0.27
3-Month Average Close Price [6]	$0.38	$0.30
6-Month Average Close Price [6]	$0.53	$0.47
52-Week High Close Price [6]	$1.58	$1.56
52-Week Low Close Price [6]	$0.18	$0.18
Other Market Information		
90-Day Average Daily Trading Volume (in millions) [6]	1.89	1.92
% of ADS Equivalents Outstanding	*2.6%*	*2.6%*
90-Day Average Daily Trading Value (in millions) [6]	$0.5	$0.5
% of Market Value of Equity	*2.6%*	*3.5%*

Historical VWAP[7,8]

(dollars per ADS)

1-Day	5-Day	10-Day	20-Day	30-Day	3-Month	6-Month	9-Month	12-Month
$0.21	$0.22	$0.24	$0.27	$0.32	$0.30	$0.33	$0.36	$0.46

1. Represents the last full trading day prior to receipt and announcement of the Proposal on 6/27/2022.
2. Per the Company's F-1 for the period ended 5/31/2022.
3. Per public filings, includes (i) ADS equivalents of ~1.3 million unvested restricted stock awards, (ii) the net dilutive impact of an ADS equivalent of ~5.3 million outstanding options based on the treasury method, (iii) the net dilutive impact of an ADS equivalent of ~23.6 million outstanding warrants based on the treasury method. Each ADS represents 12 ordinary shares.
4. Per the Company's 6-K for the quarter ended 3/31/2022 (filed 5/18/2022).
5. Represents liability associated with the development funding agreement with Morningside as of 3/31/2022.
6. Per Capital IQ.
7. Per Bloomberg, as of 7/12/2022.
8. VWAP based on cumulative trading activity over designated number of trading days, per Bloomberg.

Sources: Company management, Bloomberg, Capital IQ, and public filings.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION
HOULIHAN LOKEY | 24

Public Market Observations Selected Historical Trading Activity Last Twelve Months Last Nine Months VWAP Volume1: 204.9 million VWAP Volume1: 185.7 million VWAP1: $0.46 VWAP1: $0.36 60.7% 67.0% 18.6% 20.5% 6.1% 6.9% 6.7% 4.8% 2.8% 3.0% 2.4% 0.4% $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 Last Six Months Last Three Months VWAP Volume1 : 176.4 million VWAP Volume1 : 163.3 million VWAP1: $0.33 VWAP1: $0.30 70.5% 76.1% 21.6% 23.3% 7.0% 0.8% 0.0% 0.0% 0.6% 0.0% 0.0% 0.0% $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.00- $0.25- $0.50- $0.75- $1.00- $1.25- $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 1. Represents volume associated with VWAP figures per Bloomberg. VWAP volume may differ from total volume based on availability of data and the respective data sources. Source: Bloomberg as of July 12, 2022. 25 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Public Market Observations Selected Wall Street Analyst Recommendations & Observations Summary Analyst Recommendations As of July 12, 2022, the average stock price target for Stealth from Wall Street analysts reflected a premium of 654.2% relative to its closing ADS price of $0.20 per share. Since Stealth’s IPO, the average price target premium to closing stock price is 212.1% and is 501.2% in 2022. Refer to the following page. Recommendation Summary Price Target Summary (dollars in actuals) No. of Recommendation Selected Brokers Broker Price Target Date of Report Brokers Buy / Outperform / HC Wainwright & Co HC Wainwright & Co $1.50 6/16/22 2 Overweight / Positive Maxim Group LLC Maxim Group LLC $1.00 5/5/22 NA 1 Zacks Small-Cap Research Zacks Small-Cap Research $2.10 5/3/22 Average $1.53 Implied Premium / (Discount) of Average Analyst Price Target to Current Stock Price Stock Price Premium / (Discount) Current Closing Price as of 7/12/22 $0.20 654.2% Unaffected Closing Price as of 6/24/22 $0.28 449.6% Company management does not provide guidance to the market or equity research analysts related to its estimated financial results, including, but not limited to, expected market penetration, pricing and success rates 1. Represents the last full trading day prior to receipt and announcement of the Proposal on 6/27/2022. Sources: Capital IQ and Wall Street Analyst research. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 26

Public Market Observations Historical Equity Research Analysts’ ADS Price Targets Since IPO in 2019 Historical Wall Street Analyst Recommendations Versus Public Stock Price | Since IPO Price targets included in the chart below are based on Bloomberg consensus analyst coverage which may include additional and/or different analysts to those shown on the prior and following pages. Average Price Target Premium to Closing Stock Price YTD 2022 as of 7/12/22 501.2% Announcement of Proposal (6/27/22) 1-Year 347.3% Closing Stock Price: $0.27 2-Year 228.7% Consensus Price Target: $1.53 Since IPO 212.1% 100% $30.00 $25.00 80% $20.00 60% $15.00 40% $10.00 20% $5.00 $1.53 0% $0.20 Feb-19 Jun-19 Oct-19 Feb-20 Jun-20 Oct-20 Feb-21 Jun-21 Oct-21 Feb-22 Jun-22 Buy Hold Sell ADS Price Average Price Target Source: Bloomberg as of 7/12/2022. Note: Historical stock price targets exclude brokers for which price targets were unavailable or not customarily published. 27 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Public Market Observations Relative Stock Performance as of Unaffected Date1 Unaffected as of 6/24/2022 [1] Three-Year Two-Year One-Year YTD 2022 Return Return Return Return Stealth -97.7% -85.1% -81.4% -65.7% Dow Jones U.S. Small Cap Pharmaceuticals & Biotechnology Index 13.5% -8.7% -30.1% -26.5% S&P 500 Index 32.8% 28.2% -8.3% -18.4% 100% 32.8% 13.5% 0% (97.7%) -100% Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Mar-22 Jun-22 Stealth Dow Jones U.S. Small Cap Pharmaceuticals & Biotechnology Index S&P 500 1. Per Capital IQ, as of 6/24/2022. Represents the last full trading day prior to receipt and announcement of the Proposal on 6/27/2022. Source: Capital IQ. 28 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40

Illustrative Premiums Information All U.S.-Listed M&A 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year Aggregate Aggregate 1st Quartile 12.9% 1st Quartile 15.7% 32.8% Median 25.3% Median 29.6% Mean 29.9% Mean 35.1% 39.3% 28.6% 3rd Quartile 43.6% 3rd Quartile 45.9% 35.5% 35.3% 24.8% 25.4% 30.8% 22.2% 22.7% 27.8% 23.3% 170 171 149 106 147 74 170 171 149 106 147 74 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry (dollars in millions) 35.9% 31.7% 57.2% 28.3% 28.9% 29.3% 28.9% 28.3% 27.3% 47.1% 22.5% 22.5% 31.8% 32.2% 29.6% 27.1% 26.4% 25.4% 24.6% 25.3% 21.4% 19.6% 16.6% 14.3% 88 180 113 358 78 71 48 165 165 81 55 232 $0- $100- $500- $1,000- > $10,000 Life Sciences Health Care Technology Financials Energy Consumer Other $100 $500 $1,000 $10,000 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior. 1. YTD 2022 is as of July 2022 and includes 57 pending transactions. Source: Thomson Reuters. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 30

Illustrative Premiums Information U.S.-Listed Micro-Cap M&A 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year Aggregate Aggregate 1st Quartile 13.2% 1st Quartile 12.6% Median 27.7% 44.8% Median 29.1% Mean 31.6% Mean 37.5% 44.3% 3rd Quartile 45.3% 3rd Quartile 59.7% 38.3% 35.8% 33.2% 30.5% 24.6% 23.4% 21.0% 21.8% 17.8% 15.9% 13 18 15 14 10 8 13 18 15 14 10 8 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Industry (dollars in millions) 56.1% 52.0% 44.8% 44.9% 40.0% 38.3% 33.1% 34.9% 32.7% 33.2% 27.9% 28.4% 27.7%29.1% 26.4% 23.7% 19.3% 14.2% 17.8%16.5% 16.7%17.0% 35 41 1 1 NA NA 8 5 14 19 6 8 18 $0- $50- $100- $200- > $500 Life Sciences Health Care Technology Financials Energy Consumer Other $50 $100 $200 $500 Disc. 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior. 1. YTD 2022 is as of July 2022 and includes 7 pending transactions. Source: Thomson Reuters. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 31

Illustrative Premiums Information U.S.-Listed Biotechnology & Pharmaceutical M&A 1-Day Prior Median Acquisition Premiums by Year 1-Month Prior Median Acq. Premiums by Year Aggregate Aggregate 1st Quartile 31.3% 1st Quartile 36.1% Median 47.1% Median 57.2% Mean 48.0% Mean 64.1% 3rd Quartile 67.8% 3rd Quartile 82.5% 63.3% 65.1% 64.8% 67.7% 53.8% 52.9% 46.3% 46.2% 49.9% 46.2% 45.7% 33.9% 14 9 14 12 14 8 14 9 14 12 14 8 2017 2018 2019 2020 2021 YTD 2022 [1] 2017 2018 2019 2020 2021 YTD 2022 [1] Median Acquisition Premiums by Transaction Size Median Acquisition Premiums by Market Cap2 (dollars in millions) (dollars in millions) 67.5% 63.9% 63.3% 65.5% 64.0% 59.4% 61.5% 59.5% 60.6% 49.3% 48.6% 47.8% 46.3% 46.7% 45.3% 44.9% 44.5% 44.3% 40.7% 39.0% 7 15 12 26 11 10 17 12 27 5 $0- $100- $500- $1,000- > $10,000 $0- $100- $500- $1,000- > $10,000 $100 $500 $1,000 $10,000 $100 $500 $1,000 $10,000 1-Day Prior 1-Month Prior 1-Day Prior 1-Month Prior Note: Thomson Reuters data for 1-month prior acquisition premiums represents 4-weeks prior. 1. YTD 2022 is as of July 2022 and includes 5 pending transactions. 2. Reflects market capitalization 1-day prior to the announcement. Source: Thomson Reuters. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 32

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40

Selected Illustrative Projected Financial Information The below financial projections prepared by Company management do not reflect any adjustments for success probabilities for any indications as provided by Company management (dollars in millions) Fiscal Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E 2043E 2044E BARTH Product Revenue - - $15.4 $36.5 $61.8 $89.7 $115.6 $141.8 $152.0 $43.5 $1.7 $0.4 $0.1 $0.0 $0.0 - -Licensing Upfront 0.5 0.5 - -Licensing - - 0.9 1.5 2.2 2.8 3.4 3.6 1.0 0.0 0.0 0.0 0.0 0.0 - -Pediatric Review Voucher [1] - - 100.0 - - BARTH Revenue $0.5 $115.9 $37.3 $63.2 $91.9 $118.4 $145.2 $155.7 $44.6 $1.7 $0.4 $0.1 $0.0 $0.0 - - Cost of Goods Sold [2] - - (0.4) (0.9) (1.5) (2.7) (4.3) (7.0) (8.3) (2.3) (0.1) (0.0) (0.0) (0.0) (0.0) - -Commercial Expenses [3] (8.6) (25.4) (30.2) (26.8) (25.1) (23.0) (21.2) (22.8) (6.5) (0.2) (0.1) (0.0) (0.0) (0.0) - - BARTH Contribution Margin $0.5 ($8.6) $90.1 $6.2 $34.9 $64.1 $91.1 $117.0 $124.6 $35.7 $1.4 $0.3 $0.1 $0.0 $0.0 - - nPMM Product Revenue - - $2.7 $37.3 $74.9 $121.8 $171.2 $216.9 $69.4 $2.7 $0.6 $0.1 $0.0 $0.0 - -Licensing Upfront - - 1.0 - -Licensing - - 0.3 1.5 2.1 2.6 0.8 0.0 0.0 0.0 0.0 0.0 - -nPMM Revenue - - $2.7 $37.3 $76.2 $123.3 $173.2 $219.5 $70.2 $2.8 $0.6 $0.1 $0.0 $0.0 - - Cost of Goods Sold [2] - - (0.1) (0.9) (2.3) (4.6) (8.5) (11.8) (3.8) (0.1) (0.0) (0.0) (0.0) (0.0) - -Commercial Expenses [3] - - (3.7) (21.9) (45.4) (50.1) (45.0) (41.9) (38.3) (18.3) (0.4) (0.1) (0.0) (0.0) (0.0) - -nPMM Contribution Margin - - ($3.7) ($19.2) ($9.0) $23.8 $73.8 $122.8 $169.4 $48.2 $2.2 $0.5 $0.1 $0.0 $0.0 - - DMD Product Revenue - - $113.9 $269.6 $107.7 $4.5 $1.0 $0.2 $0.1 $0.0 - -Licensing Upfront - - 5.0 - - 65.0 - - 35.0 - -Licensing - - 0.0 0.0 0.0 0.0 - - DMD Revenue - - $5.0 - - $65.0 $113.9 $269.6 $107.7 $39.5 $1.1 $0.2 $0.1 $0.0 - - Cost of Goods Sold [2] - - (0.5) (1.3) (1.0) (0.2) (0.1) (0.0) (0.0) (0.0) - -Commercial Expenses [3] - - (22.7) (66.7) (79.4) (70.4) (66.0) (60.4) (41.1) (0.0) (0.0) - - DMD Contribution Margin - - $5.0 - - $42.3 $46.6 $188.9 $36.3 ($26.7) ($59.4) ($40.9) $0.0 $0.0 - - SBT 272 Product Revenue - - $60.8 $143.8 $243.5 $353.9 $455.8 $559.0 $599.4 $623.7 $649.0 $675.3 $702.7 $731.2 $760.8 $791.7 $223.7 Licensing Upfront - - 5.0 - - 25.0 40.0 - - 40.0 - -Licensing - - 11.7 17.0 21.9 26.8 28.8 29.9 31.2 32.4 33.7 26.3 18.3 19.0 5.4 SBT 272 Revenue - - $5.0 - - $25.0 $100.8 $143.8 $255.2 $410.9 $477.7 $585.8 $628.2 $653.6 $680.1 $707.7 $736.4 $757.5 $779.1 $810.7 $229.1 Cost of Goods Sold [2] - - (0.4) (1.0) (1.7) (2.4) (3.1) (3.8) (4.1) (4.2) (4.4) (4.6) (4.8) (5.0) (5.2) (5.4) (3.1) Commercial Expenses [3] - - (18.5) (53.7) (63.8) (56.4) (52.7) (48.2) (44.3) (48.0) (49.9) (51.9) (54.0) (56.2) (58.5) (60.9) (63.3) (17.9) SBT 272 Contribution Margin - - $5.0 - - $25.0 ($18.5) $46.6 $79.1 $197.2 $355.7 $426.4 $537.7 $576.1 $599.5 $623.8 $649.1 $675.4 $694.0 $713.0 $742.0 $208.0 dAMD IVT Product Revenue - - $64.5 $152.6 $258.5 $375.6 $483.7 $593.2 $636.1 $661.9 $688.7 $716.6 $241.8 $22.1 Licensing Upfront - - 25.0 - - 30.0 - - 30.0 50.0 120.0 - -Licensing - - 20.7 30.0 38.7 47.5 50.9 52.9 55.1 57.3 19.3 1.8 dAMD IVT Revenue - - $25.0 - - $30.0 - - $30.0 $114.5 $152.6 $399.1 $405.6 $522.4 $640.7 $687.0 $714.8 $743.8 $774.0 $261.1 $23.9 Cost of Goods Sold [2] - - (5.7) (13.5) (22.9) (33.3) (42.9) (52.6) (56.4) (58.6) (61.0) (63.5) (35.3) (7.3) Commercial Expenses [3] - - (21.2) (61.7) (73.3) (64.8) (60.6) (55.4) (50.1) (44.5) (40.0) (55.1) (57.3) (19.3) (1.8) dAMD IVT Contribution Margin - - $25.0 - - $30.0 - - $30.0 ($21.2) $47.1 $65.8 $311.5 $311.7 $424.1 $538.0 $586.1 $616.2 $627.7 $653.2 $206.5 $14.8 1. Represents the potential sale of the Rare Pediatric Disease Priority Review Voucher received from FDA, pending on FDA approval of Barth. 2. Includes royalty payments to Cornell University. 3. Represents sales and marketing and certain medical affair costs. Source: Company management. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 34

Selected Illustrative Projected Financial Information (cont.)

The below financial projections prepared by Company management do not reflect any adjustments for success probabilities for any indications as provided by Company management

(dollars in millions)

Fiscal Year Ending December 31,

	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Product Revenue	--	--	$15.4	$39.2	$99.1	$164.6	$237.4	$487.6	$782.3	$464.2	$427.3
Licensing Upfront	0.5	--	35.5	--	--	56.0	65.0	40.0	30.0	--	125.0
Licensing	--	--	--	0.9	1.5	2.4	4.2	5.5	6.3	13.6	17.1
Pediatric Review Voucher [1]	--	--	100.0	--	--	--	--	--	--	--	--
Revenues, Net	**$0.5**	**--**	**$150.9**	**$40.1**	**$100.6**	**$223.1**	**$306.7**	**$533.1**	**$818.6**	**$477.7**	**$569.3**
Growth %		*NMF*	*NMF*	*-73.4%*	*150.8%*	*121.8%*	*37.5%*	*73.8%*	*53.6%*	*-41.6%*	*19.2%*
Cost of Goods Sold [2]	--	--	(0.4)	(1.0)	(2.4)	(4.9)	(8.8)	(16.5)	(22.4)	(8.8)	(8.6)
Gross Profit	$0.5	--	$150.5	$39.1	$98.1	$218.1	$297.8	$516.5	$796.2	$468.9	$560.7
Margin %	*100.0%*	*NMF*	*99.8%*	*97.6%*	*97.6%*	*97.8%*	*97.1%*	*96.9%*	*97.3%*	*98.2%*	*98.5%*
Commercial Expenses [3]	--	(8.6)	(29.1)	(52.1)	(72.2)	(75.2)	(109.1)	(183.5)	(204.3)	(172.8)	(181.1)
Research & Development	(40.0)	(38.4)	(42.3)	(48.0)	(55.3)	(43.7)	(63.9)	(70.7)	(61.1)	(50.6)	(44.9)
General & Administrative	(20.2)	(20.9)	(20.1)	(21.6)	(23.7)	(26.4)	(28.8)	(30.8)	(32.1)	(33.2)	(34.4)
Depreciation & Amortization	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Adjusted EBITDA	**($59.6)**	**($67.9)**	**$59.1**	**($82.6)**	**($53.0)**	**$73.0**	**$96.0**	**$231.6**	**$498.8**	**$212.3**	**$300.5**
Margin %	*NMF*	*NMF*	*39.1%*	*-206.0%*	*-52.7%*	*32.7%*	*31.3%*	*43.5%*	*60.9%*	*44.4%*	*52.8%*
Growth %		*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*31.7%*	*141.2%*	*115.3%*	*-57.4%*	*41.5%*
Depreciation & Amortization	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Adjusted EBIT	**($59.7)**	**($68.0)**	**$59.0**	**($82.7)**	**($53.0)**	**$72.9**	**$96.0**	**$231.6**	**$498.8**	**$212.2**	**$300.4**
Margin %	*NMF*	*NMF*	*39.1%*	*-206.2%*	*-52.8%*	*32.7%*	*31.3%*	*43.4%*	*60.9%*	*44.4%*	*52.8%*

	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E
Product Revenue	$610.4	$817.9	$975.0	$1,107.4	$1,242.2	$1,311.4	$1,364.6	$1,419.9	$1,477.5	$1,033.5	$245.8	--
Licensing Upfront	--	120.0	--	--	--	--	--	--	--	--	--	--
Licensing	21.9	47.5	58.8	68.6	78.6	83.3	86.7	81.4	75.6	38.3	7.1	--
Pediatric Review Voucher [1]	--	--	--	--	--	--	--	--	--	--	--	--
Revenues, Net	**$632.4**	**$985.4**	**$1,033.9**	**$1,176.0**	**$1,320.8**	**$1,394.7**	**$1,451.2**	**$1,501.3**	**$1,553.1**	**$1,071.8**	**$253.0**	**--**
Growth %	*11.1%*	*55.8%*	*4.9%*	*13.8%*	*12.3%*	*5.6%*	*4.1%*	*3.4%*	*3.5%*	*-31.0%*	*-76.4%*	*-100.0%*
Cost of Goods Sold [2]	(16.7)	(26.7)	(37.4)	(47.1)	(57.0)	(61.0)	(63.4)	(66.0)	(68.7)	(40.7)	(10.5)	--
Gross Profit	$615.7	$958.7	$996.5	$1,128.9	$1,263.8	$1,333.7	$1,387.8	$1,435.3	$1,484.4	$1,031.1	$242.5	--
Margin %	*97.4%*	*97.3%*	*96.4%*	*96.0%*	*95.7%*	*95.6%*	*95.6%*	*95.6%*	*95.6%*	*96.2%*	*95.9%*	*NMF*
Commercial Expenses [3]	(182.0)	(150.2)	(108.5)	(105.3)	(102.0)	(98.5)	(96.2)	(113.6)	(118.2)	(82.7)	(19.7)	--
Research & Development	(40.1)	(34.9)	(30.1)	(29.5)	(29.4)	(29.2)	(29.2)	(31.1)	(31.8)	(28.5)	(22.4)	--
General & Administrative	(35.1)	(35.5)	(36.1)	(36.6)	(37.3)	(37.8)	(38.5)	(39.0)	(39.7)	(40.5)	(41.1)	--
Depreciation & Amortization	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	--
Adjusted EBITDA	**$358.5**	**$738.1**	**$821.8**	**$957.6**	**$1,095.2**	**$1,168.4**	**$1,223.9**	**$1,251.6**	**$1,294.8**	**$879.5**	**$159.4**	**--**
Margin %	*56.7%*	*74.9%*	*79.5%*	*81.4%*	*82.9%*	*83.8%*	*84.3%*	*83.4%*	*83.4%*	*82.1%*	*63.0%*	*NMF*
Growth %	*19.3%*	*105.9%*	*11.3%*	*16.5%*	*14.4%*	*6.7%*	*4.8%*	*2.3%*	*3.4%*	*-32.1%*	*-81.9%*	*-100.0%*
Depreciation & Amortization	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	--
Adjusted EBIT	**$358.5**	**$738.1**	**$821.7**	**$957.6**	**$1,095.1**	**$1,168.3**	**$1,223.9**	**$1,251.5**	**$1,294.7**	**$879.5**	**$159.3**	**--**
Margin %	*56.7%*	*74.9%*	*79.5%*	*81.4%*	*82.9%*	*83.8%*	*84.3%*	*83.4%*	*83.4%*	*82.1%*	*63.0%*	*NMF*

Additional Financial Information

	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Capital Expenditures	--	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3
Change in Net Working Capital	($0.3)	$1.1	$1.4	$2.1	($8.2)	($10.3)	($1.6)	($32.0)	($35.4)	$66.5	($20.7)

	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E
Capital Expenditures	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	$0.3	--
Change in Net Working Capital	($23.3)	($35.0)	($17.6)	($16.8)	($15.3)	($6.8)	($5.0)	($6.3)	($6.5)	$73.6	$93.1	--

1. Represents the potential sale of the Rare Pediatric Disease Priority Review Voucher received from FDA, pending on FDA approval of Barth.
2. Includes royalty payments to Cornell University.
3. Represents sales and marketing and certain medical affair costs.
Source: Company management.

PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

HOULIHAN LOKEY | 35

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40

Balance Sheet as of May 31, 2022 (dollars in millions) Balance Sheet as of 5/31/2022 Assets Current Assets: Cash and Cash Equivalents $32.3 Prepaid Expenses and Other Current Assets 2.3 Total Current Assets 34.7 Property and Equipment, net 0.1 Deferred Financing Costs and Other Non-Current Assets 0.4 Total Assets $35.2 Liabilities and Shareholders’ Equity Current Liabilities: Accounts Payable $3.0 Accrued Expenses and Other Current Liabilities 5.0 Accrued Interest Payable 0.2 Total Current Liabilities 8.2 Total Debt 15.0 Unamortized Debt Discount (1.1) Total Debt, net 13.9 Development Funding Agreement Liability 65.6 Total Liabilities 87.6 Shareholders’ Deficit: Ordinary Shares 0.3 Additional Paid-In Capital 572.1 Accumulated Deficit (624.8) Total Shareholders’ Deficit (52.4) Total Liabilities and Shareholders’ Equity $35.2 Source: Company management. PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 Weighted Average Cost of Capital Calculation 20 Selected Public Market Observations 23 Additional Illustrative Premiums Information 29 Selected Projected Financial Information (No Probability Adjustments) 33 Balance Sheet as of May 31, 2022 36 Glossary 38 4. Disclaimer 40

Glossary of Terms Definition Description Adjusted EBIT Earnings Before Interest and Taxes, adjusted for certain other non-recurring items Adjusted EBITDA Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain other non-recurring items dAMD Dry Age Macular Degeneration DCF Discounted Cash Flow DMD Duchenne Muscular Dystrophy E Estimated EU Europe FDA Food & Drug Administration G&A General & Administrative / General & Administrative Expense IPO Initial Public Offering IRR Internal Rate of Return IVT Intravitreal M&A Merger & Acquisition NA Not Available NDA New Drug Application NMF Not Meaningful Figure NYSE New York Stock Exchange nPMM Nuclear Primary Mitochondrial Myopathy PMM Primary Mitochondrial Myopathy PIPE Private Investment in Public Entity Q Quarter R&D Research & Development / Research & Development Expense RSA Restricted Stock Award US United States USD or $ United States Dollar VWAP Volume-Weighted Average Price WACC Weighted Average Cost of Capital YTD Year-to-Date PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REVISION 39

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 14 3. Appendices 19 4. Disclaimer 40

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Stealth BioTherapeutics Corp (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. 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